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                                                            Exhibit 99.d(ii)(GG)


                               THIRD AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT


         This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of November 29, 2004 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and The Boston Company Asset Management, LLC (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

         Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated July 31, 2000, as subsequently amended on January 1, 2003 and August 27, 2004 (the "Agreement"), and they desire to further amend this Agreement as provided herein;

         Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of November 29, 2004 (attached hereto).

         2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

         3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 29th day of November, 2004.

THE BOSTON COMPANY ASSET                           AMR INVESTMENT SERVICES, INC.
MANAGEMENT, LLC

By:                                             By:
     ----------------------------------------       ----------------------------
         Corey A. Griffin                              William F. Quinn
         President and Chief Executive Officer         President

Address:                                         Address:
One Boston Place                                 4151 Amon Carter Blvd., MD 2450
Boston, MA  02108                                Ft. Worth, TX  76155
Attn: Jennifer Cassedy                           Attn: William F. Quinn
Fax:  (617) 722-3928                             Fax:  (817) 963-3902


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                                   Schedule A
                                     to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    The Boston Company Asset Management, LLC

         AMR Investment Services, Inc. shall pay compensation to The Boston Company Asset Management, LLC pursuant to section 3 of the Investment Advisory Agreement for rendering investment management services in accordance with the following annual percentage rates:

         >> With respect to the Emerging Markets Portfolio:

                  0.69% on all assets

         >> With respect to the International Equity Portfolio:

                  0.50% on the first $100 million in assets

                  0.30% on the next $100 million in assets

                  0.25% on the next $100 million in assets

                  0.20% assets above $300 million

         >> With respect to the Small Cap Value Portfolio:

                  0.50% on the first $100 million in assets

                  0.45% on the next $150 million in assets

                  0.40% on assets above $250 million

         To the extent that a Portfolio invests all of its investable assets (i.e., securities and cash) in another investment company, however, no portion of the advisory fee attributable to the Portfolio as specified above shall be paid for the period that the Portfolio's assets are so invested.

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets with the same investment strategies managed by the Investment Manager on behalf of the employee benefit plans of AMR Corporation and its subsidiaries and affiliates.

         If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated:  as of November 29, 2004